NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Mark S. Zelermyer
July 28, 2011	617-292-9750
mark.zelermyer@fhlbboston.com

FEDERAL HOME LOAN BANK OF BOSTON ANNOUNCES
SECOND QUARTER 2011 RESULTS AND DECLARES DIVIDEND

BOSTON - The Federal Home Loan Bank of Boston announced its preliminary, unaudited second quarter financial results for 2011. The Bank expects to file its quarterly report on Form 10-Q for the quarter ending June 30, 2011, with the Securities and Exchange Commission next month.

Additionally, the Bank's board of directors declared a dividend equal to an annual yield of 0.27 percent, which is the approximate daily average three-month LIBOR yield for the second quarter. The dividend, based on average stock outstanding for the second quarter of 2011, will be paid on August 2, 2011. The Bank's board of directors anticipates that it will continue to declare modest cash dividends through 2011, but cautioned that adverse events such as a negative trend in credit losses on the Bank's private-label mortgage-backed securities or mortgage portfolio, a meaningful decline in income, or regulatory disapproval could lead to reconsideration of this plan.

“We are pleased to report a seventh consecutive quarter of profitability and a third consecutive dividend payment, both of which demonstrate consistent core profitability and growing strength in the Bank's capital base and balance sheet," stated President and Chief Executive Officer Edward A. Hjerpe III. "We continue to put over 85 percent of earnings into retained earnings, and are focused on managing risk and expenses while still meeting the evolving funding and balance-sheet needs of our members.”

Second Quarter 2011 Balance-Sheet Highlights

Total assets declined 10.9 percent to $52.2 billion at June 30, 2011, down from $58.6 billion at year-end 2010, principally driven by a decrease in advances and investments. From December 31, 2010, to June 30, 2011, advances decreased by $1.8 billion, investments decreased by $5.0 billion, and mortgage loans declined by $113.0 million.

Advances decreased 6.5 percent to $26.2 billion, compared with $28.0 billion at year-end 2010. The reduction in advances was primarily attributable to continued high liquidity levels at member financial institutions.

Total investments were $22.1 billion at June 30, 2011, a decrease of $5.0 billion, or 18.6 percent, compared with $27.1 billion at December 31, 2010. The decrease was mainly due to a $1.3 billion decrease in agency and FDIC-guaranteed corporate debentures, and a $4.0 billion decline in short-term investments. The par value of private-label MBS declined to $2.7 billion at June 30, 2011, from $3.0 billion at December 31, 2010, while the carrying value of private-label MBS declined to $1.7 billion at June 30, 2011, from $1.9 billion at December 31, 2010. The current balance of the private-label MBS portfolio has declined significantly from its peak par value of $6.4 billion, a level reached in September 2007.

Total mortgage loans were $3.1 billion at June 30, 2011, a decline of $113.0 million from year-end 2010.

GAAP capital at June 30, 2011, was $3.4 billion, a slight increase from $3.3 billion at year-end 2010. Retained earnings at June 30, 2011, grew to $288.5 million, an increase of $39.3 million from December 31, 2010. Accumulated other comprehensive loss totaled $495.3 million at June 30, 2011, an improvement of $142.9 million from December 31, 2010. At June 30, 2011, the Bank's total regulatory capital-to-assets ratio was 7.8 percent, exceeding the 4.0 percent minimum regulatory requirement as well as the Bank's current 5.5 percent internal minimum requirement, and its permanent capital was $4.1 billion, exceeding its $1.0 billion minimum regulatory risk-based capital requirement. The ratio of the Bank's market value of equity to its par value of capital stock rose to 97 percent at June 30, 2011, compared with 94 percent at December 31, 2010. The Bank remained in compliance with all regulatory capital ratios as of June 30, 2011, and, in the most recent information available, was classified “adequately capitalized” by its regulator, the Federal Housing Finance Agency, as of March 31, 2011.

2011 Second Quarter Operating Highlights

Net income for the quarter ending June 30, 2011, was $21.8 million, $3.1 million higher than the net income of $18.7 million for the second quarter of 2010. Contributing to the net income during the second quarter of 2011 was a realized gain of $4.4 million on the sale of available-for-sale agency debentures and MBS, and $10.7 million earned on net prepayment fees from advances and investments.

Credit-related other-than-temporary impairment charges on certain private-label MBS were $35.8 million for the second quarter of 2011, a $5.4 million, or 17.6 percent, increase from the $30.4 million recorded in the second quarter of 2010. The $35.8 million charge in the quarter ending June 30, 2011, resulted from an increase in projected losses on the collateral underlying private-label MBS with a combined par value of $1.9 billion at June 30, 2011. The increase in credit losses attributable to other-than-temporary impairment, compared with the second quarter of 2010, primarily reflects an increase in the loss severity assumptions resulting from extended foreclosure timelines that affect the expected performance of the mortgage loans underlying the Bank's private-label MBS.

Net interest income after provision for credit losses for the quarter ending June 30, 2011, was $78.1 million, compared with $74.4 million for the second quarter of 2010. This $3.7 million increase is partially attributable to net prepayment fees of $10.7 million, offset by the effects of a decline in average earning assets from $64.8 billion for the second quarter of 2010, to $53.7 billion for the second quarter of 2011. This decline in average earning assets was driven by a $9.9 billion decline in average advances balances, from $35.6 billion during the second quarter of 2010 to $25.7 billion during the second quarter of 2011, as members' deposits continue to be at relatively high levels, resulting in reduced need for FHLB advances.

Net interest spread was 0.49 percent for the quarter ended June 30, 2011, a nine basis point increase from the second quarter of 2010, and net interest margin was 0.57 percent, an 11 basis point increase from the second quarter of 2010. The increases in net interest spread and net interest margin were primarily attributable to the increase in net prepayment fees earned during the quarter. The higher net interest spread and margin results are also partly attributable to the cumulative effects of redemption and refinancing of debt in a very low-interest-rate environment, as well as the steepness of the yield curve that has enabled the Bank to earn a higher spread on assets whose average terms to repricing were longer than those of the corresponding liabilities.

The Federal Home Loan Bank of Boston is a cooperatively owned wholesale bank for housing finance in the six New England states. Its mission is to support the residential-mortgage and community-development lending activities of its members, which include over 450 financial institutions across New England. To accomplish its mission, the Bank utilizes private-sector capital to provide members and other qualified customers with reliable access to low-cost wholesale funds, liquidity, a competitive outlet for the sale of loans, special lending programs, technical assistance, and other products and services.

Balance Sheet Highlights (Dollars in thousands) (Unaudited)

	6/30/2011	3/31/2011	12/31/2010
ASSETS
Advances	$26,204,125	$25,938,797	$28,034,949
Investments (1)	22,087,442	25,907,601	27,134,475
Mortgage loans held for portfolio, net	3,132,935	3,165,483	3,245,954
Other assets	809,192	583,822	231,923
Total assets	$52,233,694	$55,595,703	$58,647,301

LIABILITIES
Consolidated obligations, net	$46,939,658	$50,512,871	$53,627,591
Deposits	745,493	810,529	745,521
Mandatorily redeemable capital stock	227,429	106,608	90,077
Other liabilities	955,554	821,176	908,607

CAPITAL
Class B capital stock	3,572,301	3,646,009	3,664,425
Retained earnings	288,520	269,544	249,191
Accumulated other comprehensive loss	(495,261)	(571,034)	(638,111)
Total capital	3,365,560	3,344,519	3,275,505
Total liabilities and capital	$52,233,694	$55,595,703	$58,647,301

Total regulatory capital-to-assets ratio	7.8%	7.2%	6.8%
Ratio of market value of equity (MVE) to par value of capital stock (2)	96.9%	96.1%	93.6%

Income Statement Highlights (Dollars in thousands) (Unaudited)

	For the Three Months Ended			For the Six Months Ended
	6/30/2011	3/31/2011	6/30/2010	6/30/2011	6/30/2010

Total interest income	$194,909	$192,483	$220,812	$387,392	$432,262
Total interest expense	118,320	125,532	146,403	243,852	289,482
Net interest income	76,589	66,951	74,409	143,540	142,780
Net interest income after provision for credit losses	78,098	66,900	74,405	144,998	142,345
Net other-than-temporary impairment losses on investment securities recognized in income	(35,794)	(30,584)	(30,443)	(66,378)	(53,266)
Other income (loss)	5,007	10,492	(4,088)	15,499	(3,564)
Operating expense	13,027	12,546	12,586	25,573	24,961
Other expense	4,776	2,774	1,803	7,550	3,898
AHP assessment	2,435	2,584	2,080	5,019	4,625
REFCorp assessment	5,297	5,781	4,681	11,078	10,406
Total assessments	7,732	8,365	6,761	16,097	15,031
Net income	$21,776	$23,123	$18,724	$44,899	$41,625

Performance Ratios:
Return on average assets	0.16%	0.17%	0.12%	0.17%	0.13%
Return on average equity	2.63%	2.83%	2.54%	2.73%	2.90%
Net interest spread	0.49%	0.41%	0.40%	0.45%	0.38%
Net interest margin	0.57%	0.49%	0.46%	0.53%	0.45%
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(1)    Investments include available-for-sale securities, held-to-maturity securities, trading securities, interest-bearing deposits, securities purchased under agreements to resell, and federal funds sold.

(2)    MVE equals the difference between the theoretical market value of assets and the theoretical market value of liabilities, and the ratio of MVE to par value of Bank stock can be an indicator of future net income to the extent that it demonstrates the impact of prior interest-rate movements on the capacity of the current balance sheet to generate net interest income. However, this ratio does not always provide an accurate indication of future net income. Accordingly, investors should not place undue reliance on this ratio and are encouraged to read the Bank's discussion of MVE, including discussion of the limitations of MVE as a metric, in Item 7A -Quantitative and Qualitative Disclosures About Market Risk-Market and Interest Rate Risk-Measurement of Market and Interest Rate Risk in its annual report on Form 10-K filed with the Securities and Exchange Commission on March 18, 2011.

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Forward-Looking Statements

This release, including the unaudited balance sheet highlights and income statement highlights, uses forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and are based on the Bank's expectations as of the date hereof. Discussion of the possibility of future declarations of dividends is one such forward-looking statement. The words “preliminary,” “expects,” “will,” “anticipates,” “plan,” and similar statements and their plural and negative forms are used in this notification to identify some, but not all, of such forward-looking statements. The Bank cautions that, by their nature, forward-looking statements involve risks and uncertainties, including, but not limited to, the application of accounting standards relating to, among other things, the amortization of discounts and premiums on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; and other-than-temporary impairment of investment securities, in addition to instability in the credit and debt markets, economic conditions (including effects on, among other things, mortgage-backed securities), changes in interest rates, and prepayment speeds on mortgage assets. The Bank does not undertake to update any forward-looking statement herein or that may be made from time to time on behalf of the Bank.

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